Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Kathryn Grissom (317) 273-9284 or kathryn.grissom@elancoah.com

Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports Second Quarter 2022 Results

•	Second Quarter 2022 Financial Results

◦	Revenue of $1,177 million

◦	Reported Net Loss of $22 million, Adjusted Net Income of $177 million

◦	Adjusted EBITDA of $300 million or 25.5% of Revenue

◦	Reported EPS of $(0.04), Adjusted EPS of $0.36

•	Updating full year 2022 guidance to reflect current assumptions related to economic, environmental and company-specific factors impacting the business, expecting:

◦	Revenue of $4,465 to $4,550 million

◦	Reported diluted EPS of $(0.10) to $(0.03), Adjusted EPS of $1.06 to $1.13

◦	Reported Net Loss of $(48) to $(15) million, Adjusted EBITDA of $1,060 to $1,100 million

•	Providing financial guidance for the third quarter 2022, expecting:

◦	Revenue of $1,010 to $1,060 million

◦	Reported diluted EPS of $(0.12) to $(0.06), Adjusted EPS of $0.12 to $0.18

◦	Reported Net Loss of $(61) to $(32) million, Adjusted EBITDA of $175 to $215 million

•	Remain committed to achieve 60% adjusted gross margin and 31% adjusted EBITDA margin targets; extending timeline to achieve primarily due to significantly higher inflation, global macro uncertainties, and revenue mix changes.

•	Net leverage ratio decreased to 5.3x adjusted EBITDA; Reduction to ~5.0x adjusted EBITDA expected by year-end 2022.

GREENFIELD, IN (August 8, 2022) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported financial results for the second quarter of 2022, provided guidance for the third quarter of 2022, and updated guidance for the full year 2022.

“Our relentless efforts to drive operational efficiency from our company-wide productivity agenda allowed us to grow adjusted EBITDA and adjusted EPS despite topline pressures in the quarter,” said Jeff Simmons, Elanco president and chief executive officer. "Our global teams are executing on items within our control while continuing to weather the many macro challenges that are creating headwinds to our business. While we are reducing our revenue expectations for the full year primarily based on these macro factors, we expect to deliver improved margins that will enable us to grow full year adjusted EBITDA and adjusted EPS compared to 2021.”

"Looking ahead, our innovation engine is building momentum and we are delighted with the pace of development of our late-stage pipeline. In July, we launched Zorbium, a feline pain product in the U.S., and are seeing a strong start. Within the next two to four months, we expect to make regulatory submissions for two differentiated Pet Health products, a parasiticide and a dermatology product, both with the potential to be blockbusters. We believe that our broad spectrum parasiticide product has crossed the so-called 'heartworm threshold', an important step on the path to approval and commercial success. And finally, we in-licensed a first-in-class feline diabetes product with FDA approval expected with the next 12 months. As our product development pipeline continues to progress and mature, our prospects for accelerated revenue growth improve."

Financial Highlights

Second Quarter Results (dollars in millions, except per share amounts)	2022	2021	Change (%)	CER(1) Change (%)
Pet Health	$612	$685	(11)%	(7)%
Farm Animal	$553	$567	(2)%	3%
Cattle	$248	$224	11%	15%
Poultry	$174	$186	(6)%	(1)%
Swine	$89	$113	(21)%	(16)%
Aqua	$42	$44	(5)%	5%
Contract Manufacturing	$12	$27	(56)%	(53)%
Total Revenue	$1,177	$1,279	(8)%	(4)%
Reported Net Loss	$(22)	$(210)	90%
Adjusted EBITDA	$300	$291	3%
Reported EPS	$(0.04)	$(0.43)	91%
Adjusted EPS	$0.36	$0.28	29%

(1) CER = Constant Exchange Rate, representing the growth rate excluding the impact of foreign exchange rates.

Certain reclassifications of prior year farm animal species revenue have been made to conform to the current year's presentation.

Numbers may not add due to rounding.

In the second quarter of 2022, revenue was $1,177 million, a decrease of 8% on a reported basis, or a decrease of 4% excluding the unfavorable impact of foreign exchange rates, compared with the second quarter of 2021.

Pet Health revenue was $612 million, a decrease of 11% on a reported basis or a decrease of 7% excluding the unfavorable impact from foreign exchange rates, with a 1% increase from price in the quarter as executed list price increases were partially offset by rebate and in-store marketing programs, primarily in the U.S. retail business. The Advantage® Family of products contributed $137 million, representing a 7% decline on a reported basis, or a 3% decline excluding the unfavorable impact of foreign exchange rates. Seresto contributed $113 million, representing a 12% decline on a reported basis, or a 6% decline excluding the unfavorable impact for foreign exchange rates. For the second quarter excluding the unfavorable impact of foreign exchange rates, declines in older generation parasiticide products, supply chain disruption in the U.S. for certain retail products, and lower demand for Seresto was partially offset by growth in the Credelio franchise globally.

Farm Animal revenue was $553 million, a decrease of 2% on a reported basis or an increase of 3% excluding the unfavorable impact from foreign exchange rates, with a 2% increase from price. Excluding the unfavorable impact of foreign exchange rates, increased demand for ruminant products internationally, notably sheep products, and the timing of generic defense programs for Rumensin shifting sales expected in the third quarter of 2022 into the second quarter was partially offset by pressured economics for swine and poultry producers in China and a decline for swine in Europe.

Contract Manufacturing revenue was $12 million, a decrease of 56% or 53% when excluding the unfavorable impact from foreign exchange rates.

Reported and adjusted gross profit was $693 million, or 58.9% of revenue in the second quarter of 2022. Gross profit as a percent of revenue improved 200 bps on a reported basis and 190 bps on an adjusted basis, primarily driven by continued improvements in manufacturing productivity and price, and the effect of foreign exchange rates on international inventories sold, partially offset by inflation on input costs, freight and conversion costs and unfavorable mix from lower Pet Health revenue.

Total operating expense was $425 million for the second quarter of 2022. Marketing, selling and administrative expenses decreased 11% to $343 million, and research and development expenses decreased 13% to $82 million. The decrease in total operating expenses was primarily driven by the disciplined execution of recent strategic actions and the benefit of a stronger U.S. dollar more than offsetting cost inflation and continued investment in key strategic priorities, including the R&D pipeline.

Asset impairment, restructuring, and other special charges was $86 million in the second quarter of 2022, compared to $299 million in the second quarter of 2021. Charges recorded in the second quarter of 2022 primarily related to a $59 million charge recorded for IPR&D related to the feline diabetes care asset Elanco licensed during the quarter and costs associated with the implementation of new systems, programs, and processes due to the integration of Bayer Animal Health. We continue to expect the integration to be completed by mid-2023.

Reported net interest expense increased to $67 million in the second quarter of 2022 from $60 million in the second quarter of 2021, primarily due to a debt extinguishment loss recorded upon the retirement of a portion of the company's senior notes and the impact of rate increases on variable rate debt. Adjusted net interest expense was $50 million, or a decline of $10 million compared to the second quarter of 2021 primarily driven by the repayment of the company's $500 million bond in August of 2021.

The reported effective tax rate decreased to negative 22.5% in the second quarter of 2022 compared to 11.1% in the second quarter of 2021, primarily driven by the jurisdictional location of Elanco profits and a benefit from a cash interest rate swap settlement. The adjusted effective tax rate decreased from 29.6% in the second quarter of 2021 to 18.0% in the second quarter of 2022, primarily driven by the jurisdictional location of Elanco profits and discrete items which increased tax expense in the second quarter of 2021 and decreased tax expense in the second quarter of 2022.

Net loss for the second quarter of 2022 was $22 million and $(0.04) per diluted share on a reported basis, compared with a net loss of $210 million and $(0.43) per diluted share for the same period in 2021. On an adjusted basis, net income for the second quarter of 2022 was $177 million, a 31% increase as compared to the second quarter of 2021, or $0.36 per diluted share, a 29% increase compared with the same period in 2021.

Adjusted EBITDA was $300 million in the second quarter of 2022, an increase of 3% compared to the second quarter of 2021. Adjusted EBITDA as a percent of revenue was 25.5% compared with 22.8% for the second quarter of 2021, an increase of 270 basis points.

Working Capital and Balance Sheet

Cash flow from operations was $312 million in the second quarter of 2022 compared to $149 million in the second quarter of 2021. The increase in cash from operations in the second quarter of 2022 reflects a lower reported net loss and the benefit of a net $124 million cash interest rate swap settlement. The settlement provided a cash benefit in the second quarter of 2022 that will negatively impact operating cash flow over the next four years as this cash acceleration reverses.

As of June 30, 2022, Elanco’s net leverage ratio was 5.3x adjusted EBITDA, a decrease of 0.3x compared to March 31, 2022, driven by lower net debt and better adjusted EBITDA. Elanco expects to improve its net leverage over the rest of 2022, ending the year at approximately 5.0x adjusted EBITDA.

For further detail of non-GAAP measures, see the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information tables later in this press release.

Select Business Highlights Since the Last Earnings Call

•	Signed a license agreement for a first-in-class product for feline diabetes care. The daily oral medication is under FDA regulatory review and is expected to be approved in the next 12 months.

•	Received approval for Credelio in China, the first Elanco developed pet health product in the country, representing the 6th portfolio enhancing product approval in major markets this year, on track for at least 7 approvals in 2022.

Financial Guidance

Elanco is updating financial guidance for the full year 2022, summarized in the following table:

2022 Full Year (dollars in millions, except per share amounts)	May Guidance			August Guidance
Revenue	$4,700	to	$4,755	$4,465	to	$4,550
Reported Net Income (Loss)	$10	to	$41	$(48)	to	$(15)
Adjusted EBITDA	$1,125	to	$1,165	$1,060	to	$1,100
Reported EPS	$0.02	to	$0.09	$(0.10)	to	$(0.03)
Adjusted EPS	$1.15	to	$1.21	$1.06	to	$1.13

For the full year 2022, the company now anticipates revenue between $4,465 million and $4,550 million, including a headwind of approximately $205 million from the unfavorable impact of foreign exchange rates compared to 2021. Elanco is reducing its full year guidance range by $220 million at the midpoint compared to its May guidance. The reduction includes an incremental $65 million headwind from foreign exchange rates and $100 to $120 million from macro environmental factors including the pace of recovery from China's Covid lockdowns, disruptions in the global supply chain, and the impact from an expected economic slowdown around the world. Additionally, the reduction includes a $40 to $50 million headwind related to company-specific factors including pricing realization, slower innovation ramp, and U.S. parasiticides competition. Finally, the company has updated its guidance for reported net income, adjusted EBITDA, reported EPS and adjusted EPS to reflect the expected impact of the strengthening U.S. dollar, reduction in revenue, and the impact of increased inflation.

“While the change in revenue guidance today by $220 million is significant, the durability and diversity of Elanco’s portfolio remains highly valuable to our customers. Even with the myriad factors from the war in Ukraine and Covid lockdowns in China to droughts and excessive heat across U.S. cattle country, as well as competitive pressures in U.S. Pet Health, we are declining by approximately $50 million in constant currency sales in 2022, while we are increasing our profitability, paying down debt, and driving our Innovation forward,” said Todd Young, executive vice president and Chief Financial Officer.

Additionally, Elanco is providing financial guidance for the third quarter of 2022, summarized in the following table:

2022 Third Quarter (dollars in millions, except per share amounts)	Guidance
Revenue	$1,010	to	$1,060
Reported Net Income (Loss)	$(61)	to	$(32)
Adjusted EBITDA	$175	to	$215
Reported EPS	$(0.12)	to	$(0.06)
Adjusted EPS	$0.12	to	$0.18

For the third quarter of 2022, the company anticipates revenue between $1,010 million and $1,060 million, with an expected headwind of approximately $60 million from the unfavorable impact of foreign exchange rates compared to the third quarter of 2021. The constant currency projected revenue decline of 3 percent at the mid-point is driven by expected declines in cattle, swine and contract manufacturing partially offset by expected growth in poultry and aqua. Pet health is expected to be generally flat. While the company is not guiding to the fourth quarter explicitly, growth at the mid-point of the implied range is approximately 2% in constant currency.

The financial guidance reflects foreign exchange rates as of the beginning of August.

Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and will be discussed on the company's conference call this morning.

Margin Target Timeline

Elanco remains committed to achieving 60% gross margin and 31% adjusted EBITDA margin, but is extending the timeline from 2023 and 2024, respectively, to achieve these targets as a result of the degradation in the global macro environment since the targets were established in December of 2020. These factors include significantly higher inflation, supply chain disruptions, the longer than expected recovery in China from Covid lockdowns, as well as the unfavorable impact of sales mix on gross margin. Elanco expects to expand both gross margin and adjusted EBITDA margin in 2022, with expansion continuing in 2023 and 2024 as well. The company plans to provide an updated timeline in 2023.

WEBCAST & CONFERENCE CALL DETAILS

Elanco will host a webcast and conference call at 8:00 a.m. Eastern time today, during which company executives will review second quarter financial and operational results, discuss third quarter and full year 2022 financial guidance, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/investor/events-and-presentations.

ABOUT ELANCO

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ Sustainability/ESG framework – all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements concerning product launches and revenue from such products, our 2022 full year and third quarter guidance and long-term expectations, our expectations regarding debt levels, and expectations regarding our industry and our operations, performance and financial condition, and including, in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national, or global political, economic, business, competitive, market, and regulatory conditions, including but not limited to the following:

•	heightened competition, including from generics;

•	the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;

•	changes in regulatory restrictions on the use of antibiotics in farm animals;

•	our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;

•	consolidation of our customers and distributors;

•	an outbreak of infectious disease carried by farm animals;

•	the impact on our operations, the supply chain, customer demand, and our liquidity as a result of the COVID-19 global health pandemic;

•	the potential impact on our business and global economic conditions resulting from the conflict involving Russia and Ukraine;

•	the success of our R&D and licensing efforts;

•	misuse, off-label or counterfeiting use of our products;

•	unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;

•	fluctuations in our business results due to seasonality and other factors;

•	the impact of weather conditions and the availability of natural resources;

•	risks related to the modification of foreign trade policy;

•	risks related to currency rate fluctuations;

•	our dependence on the success of our top products;

•	the impact of customer exposure to rising costs and reduced customer income;

•	the lack of availability or significant increases in the cost of raw materials;

•	use of alternative distribution channels and the impact of increased or decreased sales to our channel distributors resulting in fluctuation in our revenues;

•	risks related to the write down of goodwill or identifiable intangible assets;

•	risks related to the evaluation of animals;

•	manufacturing problems and capacity imbalances;

•	the impact of litigation, regulatory investigations, and other legal matters and the risk that our insurance policies may be insufficient to protect us from the impact of such matters;

•	actions by regulatory bodies, including as a result of their interpretation of studies on product safety;

•	risks related to tax expense or exposure;

•	risks related to environmental, health and safety laws and regulations;

•	risks related to our presence in foreign markets;

•	challenges to our intellectual property rights or our alleged violation of rights of others;

•	our dependence on sophisticated information technology and infrastructure and impact of breaches of our information technology systems;

•	the impact of increased regulation or decreased financial support related to farm animals;

•	adverse effects of labor disputes, strikes, work stoppages, and the loss of key personnel or highly skilled employees;

•	risks related to underfunded pension plan liabilities;

•	our ability to complete acquisitions and successfully integrate the businesses we acquire, including KindredBio and the animal health business of Bayer (Bayer Animal Health);

•	the effect of our substantial indebtedness on our business, including restrictions in our debt agreements that will limit our operating flexibility; and

•	risks related to certain governance provisions in our constituent documents.

For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.

Use of Non-GAAP Financial Measures:

We use non-GAAP financial measures, such as revenue excluding the impact of foreign exchange rate effects, adjusted constant currency revenue growth, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted EPS, adjusted gross profit, adjusted gross margin and net debt leverage to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.

We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to U.S. GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not be viewed as, substitutes for U.S. GAAP reported measures. We encourage investors to review our unaudited condensed consolidated and combined financial statements in their entirety and caution investors to use U.S. GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.

Availability of Certain Information

We use our website to disclose important company information to investors, customers, employees and others interested in Elanco. We encourage investors to consult our website regularly for important information about Elanco.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated Statements of Operations

(Dollars and shares in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$1,177	$1,279	$2,402	$2,521
Costs, expenses, and other:
Cost of sales	484	551	993	1,120
Research and development	82	94	163	183
Marketing, selling, and administrative	343	385	663	733
Amortization of intangible assets	133	129	270	276
Asset impairment, restructuring, and other special charges	86	299	132	407
Interest expense, net of capitalized interest	67	60	119	121
Other (income) expense, net	—	(3)	9	(3)
Income (loss) before income taxes	$(18)	$(236)	$53	$(316)
Income taxes	4	(26)	27	(45)
Net income (loss)	$(22)	$(210)	$26	$(271)
Earnings (loss) per share:
Basic	$(0.04)	$(0.43)	$0.05	$(0.56)
Diluted	$(0.04)	$(0.43)	$0.05	$(0.56)
Weighted average shares outstanding:
Basic	488.4	487.3	488.2	487.0
Diluted	488.4	487.3	492.1	487.0

Elanco Animal Health Incorporated

Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information

(Unaudited)

(Dollars and shares in millions, except per share data)

We define adjusted gross profit as total revenue less adjusted cost of sales and adjusted gross margin as adjusted gross profit divided by total revenue.

We define adjusted net income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), which includes debt extinguishment losses, income tax expense (benefit), and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations.

We define adjusted EPS as adjusted net income divided by the number of weighted average shares outstanding for the periods ended June 30, 2022 and 2021.

We define net debt as gross debt less cash and cash equivalents on the balance sheet. We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define the net leverage ratio as gross debt less cash and cash equivalents divided by adjusted EBITDA. This calculation does not include Term Loan B covenant-related adjustments that reduce this leverage ratio.

The following is a reconciliation of GAAP Reported for the three months ended June 30, 2022 and 2021 to Selected Non-GAAP Adjusted information:

	Three Months Ended June 30, 2022			Three Months Ended June 30, 2021
	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)
Cost of sales (1)	$484	$—	$484	$551	$1	$550
Amortization of intangible assets	$133	$133	$—	$129	$129	$—
Asset impairment, restructuring and other special charges (2) (3)	$86	$86	$—	$299	$299	$—
Interest expense, net of capitalized interest (4)	$67	$17	$50	$60	$—	$60
Other (income) expense, net (5) (6)	$—	$(1)	$1	$(3)	$(2)	$(1)
Income (loss) before taxes	$(18)	$235	$217	$(236)	$427	$191
Provision for taxes (7) (8)	$4	$(36)	$40	$(26)	$(83)	$57
Net income (loss)	$(22)	$199	$177	$(210)	$344	$135
Earnings (loss) per share:
basic	$(0.04)	$0.41	$0.36	$(0.43)	$0.71	$0.28
diluted	$(0.04)	$0.40	$0.36	$(0.43)	$0.70	$0.28
Adjusted weighted average shares outstanding:
basic	488.4	488.4	488.4	487.3	487.3	487.3
diluted (9)	488.4	492.0	492.0	487.3	488.7	488.7

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the three months ended June 30, 2022 and 2021 include the following:

(1)	2021 excludes amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health resulting from the delayed purchase of certain entities ($1 million).

(2)	2022 excludes charges associated with integration efforts and external costs related to the acquisitions of Bayer Animal Health and KindredBio ($26 million), a nonrecurring charge for acquired IPR&D with no alternative future use that was recorded upon the initial consolidation of a variable interest entity that is not a business ($59 million), a measurement period adjustment to the consideration transferred and charge associated with the settlement of a liability for future royalty and milestone payments that was triggered in connection with the acquisition of KindredBio ($2 million), and facility exit costs ($1 million), partially offset by adjustments resulting from the reversal of severance accruals ($2 million).

(3)	2021 excludes charges associated with integration efforts and external costs related to the acquisition of Bayer Animal Health, and charges primarily related to independent stand-up costs and other related activities ($30 million), costs associated with the sale of the manufacturing sites in Shawnee, Kansas and Speke, U.K. and other business development transactions ($3 million), severance ($1 million), asset impairments ($4 million), asset write-downs ($267 million), and an adjustment to a previous gain recorded on the divestiture of early-stage IPR&D assets acquired as part of the Bayer Animal Health acquisition ($2 million), partially offset by curtailment gains recognized due to the remeasurement of our pension benefit obligations resulting from workforce reductions associated with the recent restructuring programs ($8 million).

(4)	2022 excludes the debt extinguishment loss recorded in connection with the early repayment of our 4.272% Senior Notes due August 28, 2023 ($17 million).

(5)	2022 excludes the gain recognized on the disposal of the microbiome R&D platform ($3 million), partially offset by the impact of hyperinflationary accounting related to Turkey ($2 million).

(6)	2021 excludes an up-front payment received in relation to an asset assignment agreement ($2 million).

(7)	2022 represents the income tax expense associated with the adjusted items and the reversal of tax expense that was previously stranded in accumulated other comprehensive income due to the interest rate swap settlement ($17 million), partially offset by an increase in the valuation allowance recorded against our deferred tax assets during the period ($22 million).

(8)	2021 represents the income tax expense associated with the adjusted items, partially offset by a net increase in the valuation allowance recorded against our U.S. deferred tax assets during the period ($2 million).

(9)	During the three months ended June 30, 2022 and 2021, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same periods, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating adjusted EPS include 3.6 million and 1.4 million, respectively, of common stock equivalents.

	Q2 2022	Q2 2021
As reported diluted EPS	$(0.04)	$(0.43)
Cost of sales	—	0.00
Amortization of intangible assets	0.27	0.26
Asset impairment, restructuring and other special charges	0.17	0.61
Interest expense, net of capitalized interest	0.03	0.00
Other (income) expense, net	0.00	0.00
Subtotal	0.48	0.87
Tax impact of adjustments (1) (2)	(0.07)	(0.17)
Total adjustments to diluted EPS	$0.40	$0.70

Adjusted diluted EPS (3)	$0.36	$0.28

Numbers may not add due to rounding.

(1) 2022 includes the unfavorable adjustment relating to the reversal of tax expense that was previously stranded in accumulated other comprehensive income due to the interest rate swap settlement (impact of $0.03 per share) and the favorable adjustment relating to the increase in the valuation allowance recorded against our deferred tax assets (impact of $0.04 per share) during the three months ended June 30, 2022.

(2) 2021 includes the favorable adjustment relating to the net increase in the valuation allowance recorded against our U.S. deferred tax assets during the three months ended June 30, 2021 (impact of less than $0.01 per share).

(3) Adjusted diluted EPS is calculated as the sum of as reported diluted EPS and total adjustments to diluted EPS.

The following is a reconciliation of GAAP Reported for the six months ended June 30, 2022 and 2021 to Selected Non-GAAP Adjusted information:

	Six Months Ended June 30, 2022			Six Months Ended June 30, 2021
	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)
Cost of sales (1)	$993	$—	$993	$1,120	$63	$1,057
Amortization of intangible assets	$270	$270	$—	$276	$276	$—
Asset impairment, restructuring and other special charges (2) (3)	$132	$132	$—	$407	$407	$—
Interest expense, net of capitalized interest (4)	$119	$17	$102	$121	$—	$121
Other (income) expense, net (5) (6)	$9	$(1)	$10	$(3)	$(8)	$5
Income (loss) before taxes	$53	$418	$471	$(316)	$738	$422
Provision for taxes (7) (8)	$27	$(90)	$117	$(45)	$(151)	$106
Net income (loss)	$26	$328	$354	$(271)	$587	$316
Earnings (loss) per share:
basic	$0.05	$0.67	$0.72	$(0.56)	$1.21	$0.65
diluted	$0.05	$0.67	$0.72	$(0.56)	$1.20	$0.65
Adjusted weighted average shares outstanding:
basic	488.2	488.2	488.2	487.0	487.0	487.0
diluted (9)	492.1	492.1	492.1	487.0	488.4	488.4

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the six months ended June 30, 2022 and 2021 include the following:

(1)	2021 excludes amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health ($63 million).

(2)	2022 excludes charges associated with integration efforts and external costs related to the acquisitions of Bayer Animal Health and KindredBio ($50 million), a nonrecurring charge for acquired IPR&D with no alternative future use that we recorded upon the initial consolidation of a variable interest entity that is not a business ($59 million), the finalization of a write-down charge associated with the sale of our manufacturing site in Speke, U.K. ($28 million), a measurement period adjustment to the consideration transferred and charge associated with the settlement of a liability for future royalty and milestone payments that was triggered in connection with the acquisition of KindredBio ($2 million), and facility exit costs ($2 million), partially offset by adjustments resulting from the reversal of severance accruals ($9 million).

(3)	2021 excludes charges associated with integration efforts and external costs related to the acquisition of Bayer Animal Health, and charges primarily related to independent stand-up costs and other related activities ($111 million), costs associated with the sale of the manufacturing sites in Shawnee, Kansas and Speke, U.K. and other business development transactions ($3 million), severance ($28 million), asset impairments ($13 million), and asset write-downs ($269 million), partially offset by curtailment gains recognized due to the remeasurement of our pension benefit obligations resulting from workforce reductions associated with our recent restructuring programs ($17 million).

(4)	2022 excludes the debt extinguishment loss recorded in connection with the early repayment of our 4.272% Senior Notes due August 28, 2023 ($17 million).

(5)	2022 excludes the gain recognized on the disposal of the microbiome R&D platform ($3 million), partially offset by the impact of hyperinflationary accounting related to Turkey ($2 million).

(6)	2021 excludes up-front payments received and equity issued to us in relation to license and asset assignment agreements ($9 million), partially offset by net losses recorded in relation to divestitures ($1 million).

(7)	2022 represents the income tax expense associated with the adjusted items and the reversal of tax expense that was previously stranded in accumulated other comprehensive income due to the interest rate swap settlement ($17 million), partially offset by an increase in the valuation allowance recorded against our deferred tax assets during the period ($6 million).

(8)	2021 represents the income tax expense associated with the adjusted items, partially offset by a net increase in the valuation allowance recorded against our U.S. deferred tax assets during the period ($4 million).

(9)	During the six months ended June 30, 2021, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same period, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating adjusted EPS include 1.4 million of common stock equivalents.

	YTD 2022	YTD 2021
As Reported EPS	$0.05	$(0.56)
Cost of sales	—	0.13
Amortization of intangible assets	0.55	0.57
Asset impairment, restructuring and other special charges	0.27	0.83
Interest expense, net of capitalized interest	0.03	—
Other (income) expense, net	0.00	(0.02)
Subtotal	0.85	1.51
Tax impact of adjustments (1) (2)	(0.18)	(0.31)
Total Adjustments to EPS	$0.67	$1.20

Adjusted EPS (3)	$0.72	$0.65

Numbers may not add due to rounding.

(1)	2022 includes the unfavorable adjustments relating to the reversal of tax expense that was previously stranded in accumulated other comprehensive income due to the interest rate swap settlement (impact of $0.03 per share) and the decrease in the valuation allowance recorded against our deferred tax assets (impact of $0.01 per share) during the six months ended June 30, 2022.

(2)	2021 includes the favorable adjustment relating to the increase in the valuation allowance recorded against our U.S. deferred tax assets during the six months ended June 30, 2021 (impact of less than $0.01 per share).

(3)	Adjusted EPS is calculated as the sum of As Reported EPS and Total Adjustments to EPS.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with U.S. GAAP and its reconciliation to net income, enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of U.S. GAAP net income for the three and six months ended June 30, 2022 and 2021 to EBITDA, adjusted EBITDA, and adjusted EBITDA Margin, which is adjusted EBITDA divided by total revenue, for the respective periods:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Reported net income (loss)	$(22)	$(210)	$26	$(271)
Net interest expense	67	60	119	121
Income tax expense (benefit)	4	(26)	27	(45)
Depreciation and amortization	171	170	347	372
EBITDA	$220	$(6)	$519	$177
Non-GAAP adjustments:
Cost of sales	$—	$1	$—	$63
Asset impairment, restructuring and other special charges	86	299	132	407
Other (income) expense, net	(1)	(2)	(1)	(8)
Accelerated depreciation and amortization (1)	(5)	(1)	(10)	(5)
Adjusted EBITDA	$300	$291	$640	$634
Adjusted EBITDA margin	25.5%	22.8%	26.6%	25.1%

Numbers may not add due to rounding.

(1) Represents depreciation and amortization of certain assets that was accelerated during the three and six months ended June 30, 2022 and 2021. This amount must be added back to arrive at adjusted EBITDA because it is included in asset impairment, restructuring and other special charges but it has already been excluded from EBITDA in the "Depreciation and amortization" row above.

The following is a reconciliation of gross debt to net debt as of June 30, 2022:

Long-term debt	6,007
Current portion of long-term debt	56
Less: Unamortized debt issuance costs	(74)
Total gross debt	6,137
Less: Cash and cash equivalents	507
Net Debt	5,630

Elanco Animal Health Incorporated

Guidance

Reconciliation of 2022 full year reported EPS guidance to 2022 adjusted EPS guidance is as follows:

	Full Year 2022 Guidance
Reported loss per share	$(0.10)	to	$(0.03)
Amortization of intangible assets		$1.09
Asset impairment, restructuring, and other special charges(1)	$0.42	to	$0.44
Other expense, net		$0.03
Subtotal	$1.54	to	$1.56
Tax impact of adjustments	$(0.41)	to	$(0.37)
Total adjustments to EPS	$1.16	to	$1.16
Adjusted earnings per share(2)	$1.06	to	$1.13

Numbers may not add due to rounding.

(1) Asset impairment, restructuring, and other special charges adjustments primarily relate to integration efforts of acquired businesses, including the animal health business of Bayer, and IPR&D related to the feline diabetes care asset Elanco licensed during the second quarter of 2022.

(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2022 full year reported net loss to adjusted EBITDA guidance is as follows:

$ millions	Full Year 2022 Guidance
Reported net loss	$(48)	to	$(15)
Net interest expense		Approx. $250
Income tax benefit	$(26)	to	$(4)
Depreciation and amortization		Approx. $700
EBITDA	$867	to	$920
Non-GAAP adjustments
Asset impairment, restructuring, and other special charges		Approx. $215
Accelerated depreciation and amortization		Approx. $(20)
Other income, net		$(6)
Adjusted EBITDA	$1,060	to	$1,100
Adjusted EBITDA margin	23.7%	to	24.2%

Reconciliation of 2022 third quarter reported EPS guidance to 2022 third quarter adjusted EPS guidance is as follows:

	Third Quarter 2022 Guidance
Reported earnings (loss) per share	$(0.12)	to	$(0.06)
Amortization of intangible assets		$0.27
Asset impairment, restructuring, and other special charges (1)	$0.07	to	$0.08
Subtotal	$0.34	to	$0.35
Tax impact of adjustments	$(0.11)	to	$(0.10)
Total adjustments to EPS	$0.24	to	$0.24
Adjusted earnings per share (2)	$0.12	to	$0.18

Numbers may not add due to rounding.

(1) Asset impairment, restructuring, and other special charges adjustments are related to integration efforts, including the acquisition of the animal health business of Bayer.

(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2022 third quarter reported net loss to 2022 third quarter adjusted EBITDA guidance is as follows:

$ millions	Third Quarter 2022 Guidance
Reported net income (loss)	$(61)	to	$(32)
Net interest expense		Approx. $65
Income tax provision	$(32)	to	$(20)
Depreciation and amortization		Approx. $175
EBITDA	$143	to	$185
Non-GAAP adjustments
Asset impairment, restructuring, and other special charges		Approx. $35
Accelerated depreciation and amortization		Approx. $(5)
Adjusted EBITDA	$175	to	$215
Adjusted EBITDA margin	17.3%	to	20.3%